Exhibit 99.1

EXECUTION VERSION

9 DECEMBER 2020

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC

as the Company

and

ALGONQUIN POWER & UTILITIES CORP.

as AQN

SUBSCRIPTION AGREEMENT

RELATING TO ORDINARY SHARES IN ATLANTICA

SUSTAINABLE INFRASTRUCTURE PLC

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

THIS AGREEMENT is made on 9 December 2020

BETWEEN:

(1)

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC, a company incorporated under the laws of England and Wales with registered number 08818211, whose registered office is at Great West House (Gw1), Great West Road, Brentford, Middlesex, Greater London TW8 9DF, United Kingdom (the “Company”); and

(2)	ALGONQUIN POWER & UTILITIES CORP. (“AQN”),

(each a “Party”, and together, the “Parties”).

WHEREAS:

(A)	AQN, through its subsidiary AAGES (AY Holdings) B.V. (“AQN’s Subsidiary”), wishes to subscribe for the AQN Shares (as defined below) as part of a private placement by BofA (the “AQN Placing”).

(B)

The Company and BofA Securities, Inc. (“BofA”) have entered into an underwriting agreement on or about the date of this Agreement (the “Underwriting Agreement”), pursuant to which, and subject to the terms and conditions of the Underwriting Agreement, among other things, the Company will agree to allot and issue (i) 4,408,000 Ordinary Shares at the Offer Price (as defined below) to the underwriters party to the Underwriting Agreement (the “Underwriters”), and (ii) up to 661,200 additional Ordinary Shares at the Offer Price if an over-allotment option (the “Over-Allotment Option”) is exercised pursuant to and subject to the terms and conditions of the Underwriting Agreement (the “Option Shares”), in each case for non-cash consideration.

(C)

The Company, Sunshine Finance Jersey Limited (“JerseyCo”) and BofA have entered into a subscription and transfer agreement on or about the date of this Agreement (the “JerseyCo Subscription and Transfer Agreement”), pursuant to which, among other things, BofA will subscribe for redeemable preference shares (the “Preference Shares”) in JerseyCo for an amount equal to the AQN Placing Aggregate Price (as defined below) on the Closing Date (as defined below).

(D)

The Company will issue the AQN Shares to a nominee (the “Computershare Nominee”) of the Company’s depositary, Computershare Trustees (Jersey) Limited (the “Depositary”), which will issue depositary receipts to AQN’s Subsidiary on the terms and subject to the conditions set forth in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, including the recitals, the following words and expressions shall have the following meanings:

“Account” has the meaning given to it in clause 3.9(a) of this Agreement.

“Affiliate” shall have the same meaning as in the Shareholders Agreement.

“Agreement” means this subscription agreement.

“AQN Placing Aggregate Price” means an amount equal to the product of the Offer Price and the number of AQN Shares, less the product of:

(a)

any dividends or other distributions authorised, declared, made or paid in respect of the Ordinary Shares by reference to a record date falling on or after the date of this Agreement but before the Closing Date; and

(b)	the number of AQN Shares.

“AQN Shares” means the lower of:

(a)	the sum of:

(i)	3,496,400 Ordinary Shares; and

(ii)

if the Over-Allotment Option is exercised in whole or in part, such number of additional Ordinary Shares as will result in the proportion of the Company’s issued Ordinary Shares held by AQN’s Subsidiary immediately following the Closing Date being equal to the proportion of the Company’s issued Ordinary Shares held by AQN’s Subsidiary on the date of this Agreement; and

(b)

the highest number of Ordinary Shares which would result in the proportion of the Company’s issued Ordinary Shares held by AQN’s Subsidiary immediately following the Closing Date being no greater than the proportion of the Company’s issued Ordinary Shares held by AQN’s Subsidiary on the date of this Agreement.

“AQN Warranties” has the meaning given to it in clause 4.2 of this Agreement.

“Business Day” means a day which is not a Saturday, a Sunday or bank or other official public holiday in New York, Madrid, London or Jersey.

“Closing Date” means 7 January 2021 (or such other time and date as may be agreed by the Company and AQN, being the time and date when the Company and AQN expect payment and settlement of the AQN Placing to occur).

“Depositary Services Agreement” means the depositary services agreement dated 22 May 2019 between the Company, AQN’s Subsidiary and the Depositary.

“Depositary Trust Instrument” means the trust instrument in respect of the Company’s depositary receipts dated 12 June 2014.

“DSA Amendment Agreement” means an amendment agreement to the Depositary Services Agreement, in a form agreed between the Company, AQN and the Depositary, proposed to be entered into by the Company, AQN’s Subsidiary and the Depositary prior to the Closing Date which amends the Depositary Services Agreement.

“Enhanced Cooperation Agreement” means the enhanced cooperation agreement by and among AQN, AQN’s Subsidiary and the Company dated 9 May 2019.

“Offer Price” means US$33.00 per Ordinary Share.

“Ordinary Shares” means ordinary shares of US $0.10 each in the capital of the Company.

“Shareholders Agreement” means the shareholders agreement by and among AQN, Abengoa-Algonquin Global Energy Solutions B.V. and the Company, dated as of 5 March 2018, as supplemented and amended from time to time.

1.2	Interpretation

(a)	The titles and headings included in this Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of this Agreement.

(b)

The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, paragraph or other subdivision.

(c)

All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, it shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following months (or years).

2.	CONDITIONS PRECEDENT

The obligations of the Company and AQN under this Agreement are conditional upon:

(a)

the Subscription and Transfer Agreement not having been amended or terminated prior to the Closing Date and the conditions precedent to BofA’s obligations with respect to the AQN Placing pursuant to the Subscription and Transfer Agreement having been satisfied;

(b)	the AQN Warranties being true and accurate as of the date of this Agreement and the Closing Date (by reference to the facts and circumstances then subsisting);

(c)	AQN having delivered to the Company a duly executed copy of the voting power of attorney in the form attached as Schedule 2 to this Agreement prior to the Closing Date; and

(d)	the DSA Amendment Agreement having been entered into by all parties thereto.

3.	AQN PLACING

3.1

AQN, on behalf of AQN’s Subsidiary, hereby applies for the issuance of the AQN Shares, to be credited as fully paid, to the Computershare Nominee as nominee for the Depositary, and agrees to pay the AQN Placing Aggregate Price to BofA in accordance with clause 3.9 of this Agreement, on the Closing Date.

3.2

The Company agrees to issue the AQN Shares to the Computershare Nominee in accordance with clause 3.9 of this Agreement in consideration for BofA transferring the Preference Shares to the Company in accordance with the terms of the JerseyCo Subscription and Transfer Agreement and the Placing Agreement.

3.3

The Parties acknowledge and agree that BofA has agreed to transfer the Preference Shares to the Company in accordance with the terms of the JerseyCo Subscription and Transfer Agreement in consideration for the issue of the AQN Shares to the Computershare Nominee.

3.4

The Parties acknowledge and agree that (i) any amounts received by BofA from AQN in respect of the AQN Placing Aggregate Price shall be received by and shall belong to BofA for its own account and the Company shall have no rights to receive such amount from BofA or from AQN, and (ii) the AQN Placing Aggregate Price may be used by BofA in its capacity as subscriber for the Preference Shares to pay or procure the payment for the subscription of the Preference Shares on the Closing Date in accordance with the Subscription and Transfer Agreement. For the avoidance of doubt, nothing in this Agreement confers or imposes on AQN any right or obligation (conditional or otherwise) to subscribe for or acquire any Preference Shares.

3.5

As soon as practicable after the date of this Agreement, and in any event prior to the Closing Date, the Company shall, and AQN shall procure that AQN’s Subsidiary shall, enter into the DSA Amendment Agreement with the Depositary in order to provide for the issue of depositary receipts representing the AQN Shares (the “AQN Depositary Receipts”) to AQN’s Subsidiary.

3.6

The Parties will work together to seek to ensure that a future transfer of the AQN Shares from the Computershare Nominee to Cede & Co, as nominee of The Depository Trust Company, is not subject to stamp duty or stamp duty reserve tax in the United Kingdom.

3.7

The AQN Shares shall be identical and rank pari passu in all respects with the existing issued Ordinary Shares including, without limitation, the right to receive any dividend whose record date falls at or after the Closing Date.

3.8

Promptly following any exercise of the Over-Allotment Option in whole or in part, the Company shall give written notice of such exercise to AQN setting out: (a) the total number of Option Shares to be issued and allotted by the Company to the Underwriters; (b) the total number of AQN Shares to be issued and allotted by the Company pursuant to this Agreement; and (c) the amount of the AQN Placing Aggregate Price. If the Over-Allotment Option is not exercised on or prior to 28 December 2020, the Company shall promptly give written notice to AQN that the Over-Allotment Option has not been exercised setting out: (i) the total number of AQN Shares to be issued and allotted by the Company pursuant to this Agreement; and (ii) the amount of the AQN Placing Aggregate Price.

3.9	Prior to 9.30 am EST on the Closing Date:

(a)

AQN shall pay the AQN Placing Aggregate Price in full in U.S. dollars to the U.S. dollar-denominated account of BofA or one of its affiliates, details of such bank account to be confirmed by BofA to AQN in writing at least three (3) Business Days prior to the Closing Date (the “Account”). Any bank charges, costs and expenses relating to this payment shall be borne by AQN;

(b)	the Company will allot and issue the AQN Shares to the Computershare Nominee, credited as fully paid;

(c)	the Company will instruct the Depositary to issue the AQN Depositary Receipts to AQN’s Subsidiary; and

(d)	AQN shall cause AQN’s Subsidiary to accept the AQN Depositary Receipts.

3.10

AQN and the Company acknowledge and agree that no notices under clause 3 of the Shareholders Agreement shall be served in connection with the issue of the AQN Shares as such issue is for non-cash consideration, AQN has already been informed of the proposed issue and its terms and AQN is, subject to the terms hereof, subscribing for the AQN Shares.

3.11

The Company acknowledges and agrees that the acquisition of AQN Shares and/or AQN Depositary Receipts pursuant to this Agreement is permitted pursuant to clause 2.1(a)(iii) of the Enhanced Cooperation Agreement and, accordingly, shall not be a breach of clause 4.1 of the Shareholders Agreement. This clause is for the benefit of AQN and AQN’s Subsidiary and is enforceable by AQN’s Subsidiary pursuant to the Contracts (Rights of Third Parties) Act 1999.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Each Party represents and warrants to the others that on the date of this Agreement and on the Closing Date:

(a)	This Agreement has been duly authorised and executed by it and constitutes a valid and legally binding obligation of it.

(b)

All necessary consents, authorisations, notifications, actions or other things required to be taken, fulfilled or done by it in accordance with applicable law (including, without limitation: (i) the obtaining of any consent or license, (ii) the making of any filing or registration; or (iii) the obtaining of any shareholder approval) for: (1) the subscription of the AQN Shares pursuant to this Agreement, (2) the carrying out of any other transactions contemplated by this Agreement; or (3) the performance by it of the terms of this Agreement, have been obtained or made and are, or will on the Closing Date be, in full force and effect.

4.2

AQN represents, warrants, agrees and acknowledges to the Company in the terms set out in Schedule 1 (the “AQN Warranties”) as at the date of this Agreement and on the Closing Date, by reference to the facts and circumstances then subsisting.

4.3

AQN acknowledges and agrees that certain AQN Warranties are required in connection with the United States and other securities laws and that the Company and its affiliates are entitled to rely upon the AQN Warranties and their accuracy, and the Company and its affiliates are irrevocably authorised to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

4.4	AQN also understands that all references herein to AQN Shares, where the context permits, shall also be deemed to be references to AQN Depositary Receipts.

5.	AQN UNDERTAKINGS

5.1

AQN shall not, without the prior written consent of the Company between the date of this Agreement and 60 days after (but including) the Closing Date, (i) offer, pledge, sell, contract to sell, lend, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (or publicly announce the same) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Ordinary Shares, whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise.

5.2	AQN acknowledges, undertakes and agrees as follows:

(a)

AQN is not taking up the AQN Shares as a result of any general solicitation or general adverting (as those terms are defined in Regulation D under the U.S. Securities Act of 1933 (the “Securities Act”)).

(b)

The purchase of AQN Shares has not been solicited by or through anyone other than the Company or BofA; and none of BofA, the Company or any of their respective affiliates have ultimate authority over any such information, including without limitation any control over its content or whether or how it was or is communicated.

(c)

BofA and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the AQN Shares or the accuracy, completeness or adequacy of any information supplied to AQN by the Company.

(d)	In connection with the issue and purchase of the AQN Shares, BofA has not acted as AQN’s financial advisor or fiduciary.

(e)

AQN acknowledges and agrees that the offer and sale of the AQN Shares is directed only at persons whose ordinary activities involve them in acquiring, holding, managing and disposing of investments (as principal or agent) for the purposes of their business and who have professional experience in matters relating to investments and: (a) if AQN is in a member state of the European Economic Area (the “EEA”) or the United Kingdom, it is a Qualified Investor within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”); and (b) if AQN is in the United Kingdom, it is a Qualified Investor who is (i) a person who falls within the definition of “investment professional” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) a person who falls within article 49(2)(a) to (d) of the Order, or (iii) a person to whom it may otherwise be lawfully communicated (all such persons referred to in (i), (ii) and (iii) above together being referred to as “Relevant Persons”). AQN acknowledges and agrees that any investment or investment activity to which this Agreement relates is available only to Relevant Persons and will be engaged in only with relevant persons, and that this Agreement must not be acted on or relied on by persons who are not Relevant Persons.

(f)

The AQN Shares have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.

(g)	AQN’s Subsidiary is acquiring the AQN Shares for its own account for investment purposes and not with a view to any distribution or resale of the AQN Shares.

(h)

AQN understands that any AQN Shares offered to or purchased by AQN in the United States are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and no representation is made as to the availability of the exemptions provided by Rule 144 or Rule 144A for resales of the Securities, and agree that so long as the AQN Shares are restricted securities, AQN will segregate such AQN Shares from any other shares that it holds that are not “restricted securities”, will not deposit the Shares in an unrestricted depository receipt facility and will only transfer such AQN Shares in accordance with paragraph (i) below.

(i)

AQN understands that the AQN Shares are being offered and sold to AQN pursuant to an exemption from, or transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that the AQN Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. AQN agrees that with respect to any AQN Shares offered to or purchased by AQN in the United States, so long as the Shares are “restricted securities”, the Shares may not be reoffered, resold, pledged or otherwise transferred except (a) to the Company, (b) outside the United States in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act, (c) inside the United States to a purchaser that is a QIB in a transaction not involving any general solicitation or advertising, provided that AQN obtains from the purchaser a signed letter containing the representations, agreements and acknowledgements relating to the share transfer restrictions substantially in the form set out in this letter, (d) pursuant to Rule 144 under the Securities Act (if available) or (e) pursuant to another available exemption, if any, from registration under the Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with all applicable securities laws of each state of the United States and the securities laws of any other relevant jurisdiction, as then in effect.

(j)

BofA may, at its discretion and upon such terms as it thinks fit, extend the time for the satisfaction of any condition or waive compliance by the Company with the whole or any part of any of the Company’s obligations in relation to the conditions in the Placing Agreement (other than those conditions stated therein which may not be waived).

(k)

BofA is entitled, at any time before the Closing Date, to terminate its obligations under the Placing Agreement in accordance with its terms in certain circumstances, including, inter alia, if: (a) there has been a breach by the Company of any of the warranties or any failure by the Company to perform any of its obligations contained in the Placing Agreement; (b) there has been a material adverse change in relation to the Company or its group; or (c) upon the occurrence of certain force majeure events.

(l)

AQN will not distribute, forward, transfer or otherwise transmit this Agreement or any part of it, or any other presentational or other materials concerning the contents hereunder in or into the United States (including electronic copies thereof) to any person, and it has not distributed, forwarded, transferred or otherwise transmitted any such materials to any person.

6.	COMMITMENT FEE, COSTS AND EXPENSES

6.1

In consideration for arranging the transaction, and provided that the Closing Date has occurred, the Company shall pay to AQN a commitment fee in an amount equal to 1.25 per cent. of the product of the Offer Price and the number of AQN Shares, in U.S. dollars no later than five (5) Business Days after the Closing Date to a U.S. dollar-denominated account of AQN or one of its Affiliates, details of which shall be communicated by AQN to the Company in writing at least two (2) Business Days prior to the Closing Date. Such fee shall be exclusive of any value added tax, or goods and services, (or similar tax), which shall be payable by the Company to AQN in addition to the amount of the fee (or, where the Company is liable for such value added, or goods and services or similar tax directly to a tax authority, shall be paid directly to the tax authority).

6.2

Subject to clause 6.3 of this Agreement, each Party shall bear its own costs and expenses (including legal and other advisory fees) incurred in connection with the preparation of this Agreement, and all related agreements and transactions. AQN shall bear (i) the upfront costs and expenses of the Computershare Nominee and its legal counsel in connection with the AQN Placing and the issuance of the AQN Shares to the Computershare Nominee, and (ii) the ongoing annual costs and expenses of the Computershare Nominee and its legal counsel, in each case to the extent the Company is liable for such costs and expenses.

6.3

The Company shall be solely responsible for, and shall indemnify each of AQN and AQN’s Subsidiary and any of their Affiliates (the “AQN Parties”) on an after-tax basis against all United Kingdom stamp duty and/or stamp duty reserve tax, or amounts in respect of stamp duty and/or stamp duty reserve tax, which is required to be paid by the AQN Parties to any person (including, for the avoidance of doubt, under the Depositary Services Agreement or the Depositary Trust Instrument) in connection with the execution, performance or enforcement of this Agreement, including, without limitation, the grant of any rights under this Agreement, and the issue and allotment of the AQN Shares and the issue of depositary receipts to AQN’s Subsidiary pursuant to, or contemplated by, this Agreement; and any related interest, penalties, surcharges, fines and additions in respect thereof (“Transfer Taxes”), provided that the Company shall not be liable under this clause 6.3 for any Transfer Taxes:

(a)	if and to the extent that they arise as a result of any transfers of the AQN Shares other than pursuant to, or contemplated by, this Agreement;

(b)

payable under sections 67, 70, 93 or 96 of the Finance Act 1986 save in relation to the allotment and issue of the AQN Shares or, in respect of section 93 only, the issue of depositary receipts to AQN’s Subsidiary, in each case pursuant to, or contemplated by, this Agreement;

(c)	to the extent they consist of any interest, penalties, surcharges, fines or additions that are solely attributable to the unreasonable delay by the AQN Parties or their agents; or

(d)	to the extent the AQN Parties have already been paid or reimbursed for such Transfer Taxes.

7.	NO ASSIGNMENT

Except with the prior written consent of the other Parties, none of the Parties hereto shall be entitled to transfer or assign any of its rights or obligations under this Agreement, provided, however, that AQN may freely assign and novate its rights and obligations to any of its Affiliates.

8.	SPECIFIC PERFORMANCE

The Parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this Agreement and accordingly each Party shall, without prejudice to any other rights or remedies which it may have, be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of the provisions of this Agreement.

9.	SEVERABILITY

9.1

If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

9.2

In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

10.	COMMUNICATIONS

10.1	Save as otherwise provided in this Agreement, any notice, demand or other communication to be served under this Agreement shall be in writing and shall be served upon any Party hereto only by email.

10.2

A notice or demand served by email shall be deemed to have been given two hours following dispatch unless evidence of receipt is received earlier (other than by an automated reply generated in response to such e-mail), save that if it is delivered later than 5.00 p.m. on a Business Day or at any time on a day which is not a Business Day, it shall be deemed to have been given at 8.00 a.m. on the next Business Day.

10.3	All notices, demands or other communications given under this Agreement shall be given to the following email addresses:

If to the Company:

For the attention of: Francisco Martinez-Davis

Email: francisco.martinezdavis@atlantica.com

If to AQN:

For the attention of: Chief Legal Officer

Email: jennifer.tindale@APUCorp.com

with copies to notices@APUCorp.com and david.avery-gee@weil.com

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

11.2

In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

11.3	Each Party to this Agreement irrevocably waives any objection to the jurisdiction of any courts referred to in this clause 11.

11.4

Each Party to this Agreement irrevocably agrees that a judgment and/or order of any court referred to in this clause 11 based on any matter arising out of or in connection with this Agreement (including but not limited to the enforcement of any indemnity) shall be conclusive and binding on it and may be enforced against it in any other jurisdiction, whether or not (subject to due process having been served on it) it participates in the relevant proceedings.

12.	PROCESS AGENT

12.1

AQN shall appoint an agent in England for service of process and any other documents in Proceedings in connection with this Agreement (the “Agent”), whether the proceedings are in England or elsewhere, within ten (10) Business Days following the date of this Agreement.

12.2	AQN shall notify the Company in writing as soon as reasonably practicable once the Agent is appointed as well as any change thereof.

12.3

Any claim form, judgment or other notice of legal process shall be sufficiently served on AQN if delivered to the Agent at the address notified to the Company pursuant to clause 10.3 of this Agreement.

12.4

If for any reason the Agent appointed by AQN at any time ceases to act as such, AQN shall promptly appoint another such agent and promptly notify the Company of the appointment and the new agent’s name and address.

12.5

If AQN does not appoint an Agent within ten (10) Business Days following the date of this Agreement or does not appoint a replacement Agent pursuant to clause 12.4 above within seven (7) Business Days of such cessation, then the Company can make such appointment on behalf of, and at the expense of, AQN and if it does so, it shall promptly notify AQN of the new Agent’s name and address.

SCHEDULE 1

INVESTOR WARRANTIES

1.

AQN and any accounts for which it is acting are each able to fend for itself or themselves, as applicable, in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the AQN Shares; and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

2.

(a) AQN has conducted such investigation as it deems necessary to making its investment decision in the Company and the AQN Shares and it has not relied on any statements or information provided by BofA concerning the Company or the AQN Shares or the offer and sale of the AQN Shares, (b) AQN has received a copy of the preliminary prospectus supplement dated 8 December 2020, including the information incorporated by reference thereto, (c) it has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with its decision to purchase the AQN Shares, and (d) it has made its own assessment and has satisfied itself concerning the relevant tax, legal, regulatory, financial, economic and other considerations relevant to its investment in the AQN Shares.

3.	AQN is not a “U.S. person” as defined in Regulation S under the U.S. Securities Act of 1933, as amended (a “U.S. person”) or acquiring the Notes for the account or benefit of a U.S. person.

4.

AQN (and any person acting on its behalf) has all necessary capacity and has obtained all necessary consents and authorities to enable it to acquire the AQN Shares and to perform its obligations in relation thereto (including, without limitation, in the case of any person on whose behalf it is are acting, all necessary consents and authorities to agree to the terms set out or referred to in this Agreement) and it will honour such obligations.

5.	Save to the extent that AQN may be considered to be acting as agent of AQN’s Subsidiary, AQN is acting as principal only in respect of the matters in this Agreement.

6.

AQN has complied and will comply with all applicable laws (including all relevant provisions of the Financial Services and Markets Act 2000 in the UK) with respect to anything done by it in relation to the AQN Shares.

SCHEDULE 2

VOTING POWER OF ATTORNEY

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC

(the “Company”)

VOTING POWER OF ATTORNEY

[Insert date]

We hereby appoint the Chairman of the Related Party Committee as our true and lawful attorney (the “Attorney”) pursuant to the Powers of Attorney Act 1971 (the “Act”) with authority on our behalf and in our name to do each of the following things in respect of [total number of shares in excess of 41.5%] ordinary shares in the Company of which we are, or we (or any of our affiliates) agreed to become, the beneficial owner (the “Designated Shares”):

(i)

to the extent that we are the registered holder of the Designated Shares, to irrevocably appoint the person acting as chairman of any general meeting of the Company as our proxy to exercise our rights to attend, speak and vote as set out below at each general meeting of the Company in respect of the Designated Shares; and

(ii)

to the extent that we are not the registered holder of the Designated Shares, to instruct the registered holder of such Designated Shares and, if applicable, to instruct the broker in whose account such Designated Shares are held to require such registered holder, to irrevocably appoint the person acting as chairman of any general meeting of the Company as its proxy to exercise its rights to attend, speak and vote as set out below at each general meeting of the Company in respect of the Designated Shares.

The Attorney shall direct, or, if applicable, shall instruct the broker in whose account the Designated Shares are held to direct, the registered holder of the Designated Shares to instruct the person acting as chairman of any general meeting of the Company (using a form of proxy approved by the Board of Directors of the Company for such purpose) to vote all Designated Shares on the resolutions proposed at each general meeting of the Company (and any other business which may properly come before the meeting) “For” or “Against” in a manner which reflects the proportion of “For” and “Against” votes cast on each resolution proposed at that general meeting (other than the votes cast in respect of ordinary shares in the Company beneficially owned by us or any of our affiliates).

This power of attorney may only be revoked upon written notice to this effect delivered to the Attorney by us and the Company, but is otherwise irrevocable. However, in accordance with section 5 of the Act, if this power of attorney is revoked and a person, without knowledge of the revocation, deals with the Attorney, the transaction between them shall, in favour of that person, be as valid as if the power had then been in existence. We and the Company hereby agree and hereby notify you that the Power of Attorney dated 7 April 2020 granted to the Attorney with respect to 2,777,376 ordinary shares in the capital of the Company is hereby revoked (the “Revocation”).

We agree and acknowledge that no person or corporation having dealings with the Attorney under this power of attorney shall be under any obligation to make any enquiries as to whether the power to act hereunder has arisen and all voting of Designated Shares done in the lawful and proper exercise of any power conferred by this deed shall be valid and binding upon it.

This power of attorney shall be enforceable by the Attorney pursuant to the Contracts (Rights of Third Parties) Act 1999. Except as set out in the preceding sentence, we do not intend that any term of this power of attorney should be enforceable by any person who is not the Attorney by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

This power of attorney and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law. We irrevocably agree to submit to the exclusive jurisdiction of the courts of England to settle any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with this power of attorney or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this power of attorney) and that accordingly any proceedings be brought in such courts.

IN WITNESS WHEREOF this document has been executed as a deed and is delivered and takes effect on the date first above written.

EXECUTED as a DEED by AAGES (AY Holdings) B.V., a private company with limited liability incorporated under the laws of the Netherlands, acting by:
Authorised signatory
and ,	Authorised signatory
being persons who, in accordance with the laws of that territory are acting under the authority of the company

Executed on behalf of the Company for the purposes of notifying the Revocation only:

By:
Name:
Title:

IN WITNESS WHEREOF this Subscription Agreement has been duly executed under hand by the Company and AQN or its duly authorised attorney the day and the year first written above.

SIGNED by	)
Santiago Seage	)
for and on behalf of	)
ATLANTICA SUSTAINABLE	)	/s/ Santiago Seage
INFRASTRUCTURE PLC	)

SIGNED by	)
	)	/s/ Arun Banskota
for and on behalf of	)
ALGONQUIN POWER &	)
UTILITIES CORP.	)	/s/ Arthur Kacprzak